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                                                                      EXHIBIT 99


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
                                       InterTAN, Inc.

                               Comparable Store Sales Summary

                                                                    United
     Month               Canada       Australia     Combined       Kingdom        Consolidated
----------------       ------------  ------------  ------------  -------------   --------------
March, 1999               24.7%         11.5%         20.7%          N/A              20.7%

February, 1999            19.1%         11.2%         16.5%          N/A              16.5%

January, 1999             17.1%         14.0%         16.2%          N/A              16.2%

December, 1998            16.4%         12.8%         15.6%          17.1%            16.1%

November, 1998            17.7%         19.0%         18.0%          71.0%            14.2%

October, 1998             16.9%         17.7%         17.1%          11.6%            15.2%

September, 1998           10.8%         17.8%         12.6%          14.0%            13.0%

August, 1998              15.9%         21.3%         17.4%           8.1%            14.6%

July, 1998                21.7%         16.2%         20.0%          18.7%            19.6%

June, 1998                22.1%         17.7%         20.8%          27.4%            22.8%

May, 1998                  3.2%         14.2%          6.7%          15.2%             9.1%

April, 1998                4.9%         10.8%          6.7%          25.1%            12.2%

March, 1998                8.3%         18.4%         11.3%          14.0%            12.1%

February, 1998            12.1%         13.6%         12.6%          19.8%            14.9%

January, 1998             16.3%          8.2%         13.8%          16.2%            14.6%
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